Exhibit 16.1

November 23, 2015

United States Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:

Albero, Corp.

Commission File Number: 333-201365

Commissioners:

We have read Item 4.01 of Form 8-K dated November 23, 2015, of Albero, Corp. and are in agreement with the statements contained therein insofar as they relate to our firm.

Very truly yours,

/s/ Li and Company, PC

Li and Company, PC